Exhibit 2.20

THIS EXTENDING LETTER no 4 is made this 24 day of March 2022

BETWEEN:

(A)	Genius Group Ltd , a public company duly organized and operating under the Laws of Singapore, having its registered seat at 8 Amoy Street, #01-01 Singapore 049950 represented by Roger James Hamilton (the “Purchaser”)

(B)	David Raymond HITCHINS (the “Seller”) holds 50 (fifty) common shares of the New Zealand Company Education Angels in Home Childcare Limited with registered seat in 23 Cornwall Street, Lower Hutt, Wellington, 5010, NZ

(C)	Angela STEAD (the “Seller”) holds 50 (fifty) common shares of the New Zealand Company Education Angels in Home Childcare Limited with registered seat in 23 Cornwall Street, Lower Hutt, Wellington, 5010, NZ Hereinafter referred to as a “Seller” or “Party”, and collectively, “the Sellers” or “the Parties”).

WHEREAS

(A)	The Purchaser and the Sellers entered into a Share Purchase Agreement (the “Agreement”) dated 22 October 2020.

(B)	Pursuant to this Extending Letter, the Sellers and the Purchaser have agreed to extend the Agreement.

NOW IT IS AGREED as follows:

1.	This Extending Letter 4 is supplemental to the Agreement and the Extending Letter dated September, 30, 2021 and December 17, 2021. Except as expressly mentioned by this Extending Letter, the Agreement shall remain in full force and effect. Terms defined in the Agreement shall have the same meaning in this Extension Letter unless otherwise provided by this Extending Letter.

2.	The Agreement is hereby amended by mutual written consent of the undersigned parties pursuant to Section 12.6 of the Agreement as follows:

(i)	Section 1 Point 1.1 (g) (Definitions) is amended by changing the date of “ March 31, 2022” to “June 30, 2022”;

(ii)	Section 5 Point 5.1 is amended by changing the date of “March 31, 2022” to “June 30, 2022”;

(iii)	Section 9 Point 9.1 is amended by changing the date of “ March 31, 2022” to “June 30, 2022”;

(iv)	Section 9 Point 9.1 (b) is amended by changing the date of “ March 31, 2022” to “June 30, 2022”;

4.	For the avoidance od doubt the portion of the purchase price payment referred to in clause 2.2 a of the Agreement is in consideration for and equal to the final value of the shareholder loan adjustment made.

5.	This Extension Letter may be executed in one or more counterparts, each of which shall be an original but which together (including facsimile or scanned exchanged signed counterparts) shall constitute the same agreement.

6.	This Extension Letter shall be governed by and construed in accordance with the laws of Singapore and the parties hereto hereby submit to the non-exclusive jurisdiction of the Courts of Singapore.

AGREED by the Parties hereto the day and year first above written

SIGNED by:

Genius Group Ltd.

By:
Name: Roger James Hamilton

Title: CEO

SIGNED by:

David Raymond HITCHINS

By:
Name: David Hitchins

Title: Director

Angela STEAD

By:
Name: Angela Stead

Title: Director